Exhibit (a)(1)(e)

WRITTEN INSTRUMENT AMENDING THE
AMENDED AND RESTATED
DECLARATION OF TRUST
OF PACIFIC FUNDS

     RESOLVED, that the undersigned, being a majority of the trustees of Pacific Funds, a Delaware statutory trust (the “Trust”), acting pursuant to Article III, Section 7 of the Amended and Restated Declaration of Trust, dated June 12, 2001, as amended to date (the “Declaration of Trust”), and having heretofore divided the shares of beneficial interest of the Trust into twenty separate series (each a “Series”), hereby amend the Declaration of Trust by deleting the PF INVESCO Health Sciences Fund and PF INVESCO Technology Fund from the Trust, effective January 1, 2005, and by designating and establishing two additional Series, effective December 31, 2004, to be known as the “PF Lazard Mid-Cap Value Fund” and “PF Van Kampen Real Estate Fund”, respectively, such new Series are to have the relative rights and preferences set forth in the Declaration of Trust and in the Registration Statement of the Trust as may be in effect from time to time.

     IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the 20th day of September 2004.

/s/ Thomas C. Sutton Thomas C. Sutton Trustee	/s/ Glenn S. Schafer Glenn S. Schafer Trustee

/s/ Lucie H. Moore Lucie H. Moore Trustee	/s/ Richard L. Nelson Richard L. Nelson Trustee

/s/ Alan Richards Alan Richards Trustee	/s/ Lyman W. Porter Lyman W. Porter Trustee

/s/ G. Thomas Willis G. Thomas Willis Trustee